Exhibit 16.1

July 2, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 29, 2015, of Finisar Corporation and are in agreement with the statements contained in paragraphs one, two, three, and four on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP